Exhibit 99.1

LabOne Reports First Quarter Earnings

LENEXA, Kan., May 5, 2004 (BUSINESS WIRE) -- LabOne, Inc. (Nasdaq:LABS) today reported revenues of $112.8 million for its first quarter ended March 31, 2004, an increase of $30.9 million or 38% over the first quarter 2003.

Compared to revenues for the same quarter last year, risk assessment services increased 15% to $63.4 million, healthcare increased 101% to $41.4 million and substance abuse testing increased 34% to $8.0 million. Excluding the impact of the acquisition of Alliance Laboratory Services in January 2004 and Northwest Toxicology in March 2004, healthcare revenues increased 27% and substance abuse testing revenues increased 12% compared to the first quarter last year. The company reported net income of $5.9 million or $0.34 per diluted share compared to $4.6 million or $0.27 per diluted share for the first quarter 2003.

Operating earnings for the first quarter 2004 were $10.7 million compared to $7.9 million for the same period last year, an increase of $2.8 million or 36%. First quarter 2004 operating earnings comprised $12.3 million for risk assessment, $6.8 million for healthcare and $1.3 million for substance abuse testing, offset by $9.7 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2003 of $11.4 million for risk assessment, $3.9 million for healthcare and $0.7 million for substance abuse testing, offset by $8.1 million for corporate selling, general and administrative expenses. For the first quarter 2004, the acquisition of Alliance Laboratory Services and Northwest Toxicology contributed $0.8 million and $0.2 million of operating earnings to healthcare and substance abuse testing, respectively.

"In addition to the initial phases of integrating our two laboratory acquisitions completed in the first quarter 2004, we continued to realize substantial growth from penetration within our existing markets," said W. Thomas Grant II, chairman, president and CEO of LabOne. "During the first quarter, healthcare volumes increased 78% compared to the same quarter last year. Excluding the impact of Alliance Laboratory Services, healthcare volumes increased 24%. Although insurance applicant testing volumes declined 3% in the first quarter compared to last year, paramedical examination revenues increased 19% to $24.4 million and other insurance services revenues including teleunderwriting increased 44% to $17.2 million. Compared to the same quarter last year, substance abuse volumes increased 28%, reflecting a 12% increase excluding the acquisition of Northwest Toxicology."

LabOne will conduct its quarterly conference call with W. Thomas Grant II, chairman, president and CEO; John W. McCarty, executive vice president and CFO; and Mike Asselta, executive vice president and COO, at 11:00 a.m. Eastern Time, May 5, 2004. To join the conference call, dial 800-818-5264. Participants are encouraged to dial in 5 to 10 minutes prior to the scheduled start time. At approximately 2:30 p.m. Eastern Time, a recording of the call will be available as a voice mail at 888-203-1112, passcode 424841, through June 5, 2004. The audio recording will also be available on the investor info section of the company's web site at www.LabOne.com.

About LabOne

Headquartered in the Greater Kansas City area, LabOne is a diagnostic services provider. The services and information LabOne and its subsidiaries provide include: risk assessment information services for the insurance industry; diagnostic healthcare testing to physicians, hospitals, managed care organizations and employers; and drug testing services and related employee qualification products to employers and the government. The company's web site is located at http://www.LabOne.com.

Forward-Looking Statements

This press release may contain "forward-looking statements." Forward-looking statements often can be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" or variations thereof. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, government reimbursement policies, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Company's 2003 Annual Report on Form 10-K.

SELECTED FINANCIAL DATA
(in thousands, except per share data)
                                            Three months ended
                                                 March 31,
                                              2004      2003  % change
                                          ----------------------------

Sales                                     $112,825   $81,928       38%
Net earnings                                $5,880    $4,551       29%
Basic earnings per share                     $0.35     $0.32
Diluted earnings per share                   $0.34     $0.27
Total assets                              $311,231  $221,071
Working capital                            $53,380   $40,090

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share
 data)
                                            March 31,  Dec. 31,
                                              2004      2003
                                              ----      ----
Assets
Current assets:
        Cash and cash equivalents           $3,189    $4,651
        Accounts receivable, net
         of allowances of $21,748 in
         2004 and $8,727 in 2003            78,878    57,928
        Inventories                          8,067     5,472
        Prepaid expenses and other
         current assets                      3,665     5,202
        Deferred income taxes                5,602     4,990
                                          --------- ---------
            Total current assets            99,401    78,243

Property, plant and equipment, net          52,015    47,405
Goodwill                                   137,047    99,103
Intangible assets, net                      21,427    11,345
Other long-term assets                       1,341     1,526
                                          --------- ---------

            Total assets                  $311,231  $237,622
                                          ========= =========

Liabilities and Stockholders' Equity
Current liabilities:
        Accounts payable                   $23,373   $13,617
        Accrued payroll and benefits        14,739    11,769
        Other accrued expenses               5,871     2,787
        Current portion of long-
         term debt                           2,038     2,014
                                          --------- ---------
            Total current liabilities       46,021    30,187

Deferred income taxes                        5,717     5,619
Long-term debt                             104,734    56,094
Other                                           29        21
                                          --------- ---------
            Total liabilities              156,501    91,921

Commitments and contingencies

Stockholders' equity:
        Common stock, $0.01 par
         value per share. Authorized
         40,000,000 shares; issued
         18,027,729 shares in 2004 and
         2003                                  180       180
        Additional paid-in capital          85,427    84,066
        Retained earnings                   82,130    76,250
        Accumulated other
         comprehensive loss                   (344)     (245)
        Treasury stock of 996,415
         shares in 2004 and
         1,144,840 shares in 2003,
         at cost                           (12,663)  (14,550)
                                          --------- ---------
            Total stockholders' equity     154,730   145,701
                                          --------- ---------

            Total liabilities and
             stockholders' equity         $311,231  $237,622
                                          ========= =========

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
                                            Three months ended
                                                 March 31,
                                              2004      2003
                                            --------- ---------

Sales                                     $112,825   $81,928
Cost of sales:
        Cost of sales expense               76,070    55,044
        Depreciation and
         amortization                        1,548     1,046
                                          --------- ---------
            Total cost of sales             77,618    56,090
                                          --------- ---------
Gross profit                                35,207    25,838

Selling, general and administrative:
        Selling, general and
         administrative expenses            22,064    16,150
        Depreciation and
         amortization                        2,431     1,813
                                          --------- ---------
            Total selling, general and
             administrative                 24,495    17,963
                                          --------- ---------
Operating earnings                          10,712     7,875

Other income (expense):
        Interest income                          6        90
        Interest expense                    (1,218)     (716)
        Other, net                             (26)       29
                                          --------- ---------
            Total other expense, net        (1,238)     (597)
                                          --------- ---------
Earnings before income taxes                 9,474     7,278
Provision for income taxes                   3,594     2,727
                                          --------- ---------

Net earnings                                $5,880    $4,551
                                          ========= =========

Preferred stock dividends                       $-     $(767)
                                          --------- ---------

Net earnings available to common
 shareholders                               $5,880    $3,784
                                          ========= =========

Earnings per common share:
        Basic                                $0.35     $0.32
        Diluted                              $0.34     $0.27

Weighted average common shares
 outstanding:
        Basic                               16,944    11,669
        Diluted                             17,424    16,610

SOURCE: LabOne, Inc.

LabOne, Inc.
John McCarty, 913-577-1244
john.mccarty@LabOne.com